Exhibit 99.1
hhgregg Announces Actions to Advance Turnaround

INDIANAPOLIS (March 2, 2017) – hhgregg, Inc. ("hhgregg" or the "Company") today announced that as part of its turnaround efforts, the Company plans to close three distribution facilities and 88 store locations in order to reallocate resources to align more closely with its strategic goals to improve liquidity and return to profitability. These decisions will help the Company refocus efforts on its core markets and goals to enhance customers’ experience both in-store and online.

“We are strategically exiting markets and stores that are not financially profitable for us,” said Robert J. Riesbeck, hhgregg's President and CEO. “This is a proactive decision to streamline our store footprint in the markets where we have been, and will continue to be, important to our customers, vendor partners and communities. We feel strongly that the markets we will remain in are the right ones for our customers and our business model. Our team is dedicated to moving forward and being a profitable 132 store, multi-regional chain where we will continue to be a dominant force in appliances, electronics and home furnishings.”

“The management team has worked tirelessly over the past year to return hhgregg to profitability,” continued Riesbeck. “We have determined that the economics of the affected locations will not allow us to achieve our overall goal of becoming a profitable company again. After scrutinizing our real estate portfolio, we have identified a number of underperforming stores, as well as store locations that are no longer strong shopping destinations due to changes in the local retail shopping landscape.”

Current inventory in the affected stores will be sold over the coming weeks, with final closings expected to be complete by mid-April. The closings will result in the elimination of approximately 1,500 positions.

As a result of the store actions, hhgregg will close its distribution and delivery centers located in Brandywine, Maryland; Miami, Florida and Philadelphia, Pennsylvania. These facilities will continue to support customer orders of all product sold in the closing locations until all product has been delivered.

“I want to thank each and every manager and associate in our stores and distribution centers, and their families, for their continued efforts, contributions and support,” said Riesbeck. “I understand this is not an easy process to go through; our history has shown that our team members will meet this challenge head-on and continue to support our customers and each other through the closing process.”

hhgregg Store Locations Closing

Newark, Heath, OH	Newport News, VA	Fairfax, VA
Fairlawn, Akron, OH	Virginia Beach, VA	Bailey's Crossroads, Falls Church, VA
Trussville, AL	Chesapeake, VA	Woodbridge, VA
Stonecrest, Lithonia, GA	Fredericksburg, VA	Manassas, VA
Gwinnett, Duluth, GA	Colonial Heights, VA	Largo, MD
Southlake, Morrow, GA	Roanoke, VA	Waldorf, MD
Pembroke Pines, FL	Lower Paxon, Harrisburg, PA	Rockville, MD
Hialeah, FL	York, PA	Frederick, MD
Sawgrass, Plantation, FL	Mechanicsburg, PA	Catonsville, MD
Ft. Lauderdale, FL	Lancaster, PA	Hanover, MD
Kendall, Miami, FL	Hagerstown, MD	Bel Air, MD
Wellington, FL	Wilkes-Barre, PA	Towson, MD
West Palm Beach, FL	Dickson City, PA	Annapolis, MD
Boca Raton, FL	Winchester, VA	Glen Burnie, MD
Mt. Juliet, TN	Wyomissing, PA	Chesterfield, MO
Mansfield, OH	Downingtown, PA	North Hills, Pittsburgh, PA
Mooresville, NC	King of Prussia, Berwyn, PA	Erie, PA
Durham, NC	Montgomeryville, North Wales, PA	Parkersburg, Vienna, WV
Cary, NC	Whitman Square, Philadelphia, PA	Schaumburg, IL
Buckhead, Atlanta, GA	Langhorne, PA	Bloomingdale, IL
Asheville, NC	Whitehall, PA	Arlington Heights, IL
Gainesville, FL	Moorestown, NJ	Niles, IL
Homestead, FL	Deptford, Woodbury, NJ	Springfield, IL
Florida Mall, Orlando, FL	Mays Landing, NJ	Champaign, IL
Pensacola, FL	Newark, DE	Kenner Westgate, Metairie, LA
Mobile, AL	Dover, DE	Westbank, Harvey, LA
Aventura, FL	Wilmington, DE	Mall of Louisiana, Baton Rouge, LA
Pinecrest, FL	Springfield, VA	Tri-County, Springdale, OH
Short Pump, Henrico, VA	Sterling, VA	Treasure Coast Mall, Jensen Beach, FL
Chesterfield, Midlothian, VA

About hhgregg

hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 220 stores in 19 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Media Contacts:
hhgregg, Inc.
Lance Peterson, 317-848-8710
Vice President, Finance and Planning
investorrelations@hhgregg.com

Chantal Kowalski, 317-561-7022

Communications Manager
chantal.kowalski@hhgregg.com